Exhibit 3.1

CERTIFICATE OF OWNERSHIP

Peter L. Oppenheimer and Donald J. Rosenberg certify that:

1.                                       They are the Senior Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary, respectively, of Apple Computer, Inc., a California corporation (the “Corporation”).

2.                                       The Corporation owns all of the outstanding shares of Apple Inc., a California corporation (“Merger Sub”).

3.                                       The board of directors of the Corporation duly adopted the following resolution:

RESOLVED, that the Corporation merge Merger Sub, its wholly-owned subsidiary corporation, into itself and assume all its obligations pursuant to Section 1110 of the California Corporations Code; and

RESOLVED FURTHER, that Article I of the Corporation’s Restated Articles of Incorporation, as amended, shall be amended in its entirety to read as follows:

I.              The name of the corporation is Apple Inc.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: January 9, 2007

/s/ Peter Oppenheimer
Peter L. Oppenheimer,
Senior Vice President and
Chief Financial Officer

/s/ Donald J. Rosenberg
Donald J. Rosenberg,
Senior Vice President, General Counsel
and Secretary